Exhibit 23.2
CONSENT OF PETERSON RISK CONSULTING
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-61809, 333-52369, 333-130720, 333-132618) and S-8 (File Nos. 33-34694, 333-25945, 333-25945-99, 033-59739, 033-59739-99, 333-77125, 333-88912, 333-101524, 333-119308, 333-129078, 333-129815, 333-134592) of Foster Wheeler Ltd. (the “Company”) of (i) the references to us in the form and context in which they appear in the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended June 27, 2008, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s asbestos insurance assets in such registration statements.
August 4, 2008
Peterson Risk Consulting

By:	/S/ WILLIAM JONES
Name: WILLIAM JONES
Title: MANAGING DIRECTOR